UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 16, 2007
PolyOne Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio 44012
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:
(440) 930-1000
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On July 16, 2007, Wendy C. Shiba, Senior Vice President, Chief Legal Officer and Secretary of PolyOne Corporation (the “Company”), informed the Company that she had accepted a position with another company and would be resigning from the Company, effective on or about August 17, 2007.
          In addition, on July 18, 2007, the Company’s Compensation and Governance Committee of the Board of Directors (the “Committee”) approved an amendment to the two-year cash incentive granted to Stephen D. Newlin on February 13, 2006. The two-year cash incentive originally was contingent upon the attainment of certain pre-established metrics approved by the Committee in connection with Mr. Newlin’s joining the Company, with the attainment levels being based on the Company’s 2005-2007 Long Term Incentive Plan, but adjusted to take into account estimated attainment at the time of the award. The amendment to Mr. Newlin’s cash incentive changes the attainment goals relating to cash flow and debt/EBITDA ratio to reflect the Company’s performance only in years 2006 and 2007, the time during which Mr. Newlin was with the Company. The amendment also provides for a payout under the cash incentive plan of not less than the targeted number of units (87,000) at the grant date stock price of $9.185.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 18, 2007

POLYONE CORPORATION
By:	/s/ Kenneth M. Smith
	Name:	Kenneth M. Smith
	Title:	Senior Vice President, Chief Human Resources and Chief Information Officer

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